Exhibit 10.276

Loan No. 341018

ENVIRONMENTAL INDEMNITY AGREEMENT

THIS ENVIRONMENTAL INDEMNITY AGREEMENT is entered into as of October 22, 2015 by the undersigned ("Indemnitors") in favor of The Northwestern Mutual Life Insurance Company ("Northwestern") and the other Indemnified Parties referred to herein.

RECITALS

A.           Northwestern is contemporaneously herewith making a loan (the "Loan") to BR Carroll Keller Crossing, LLC, a Delaware limited liability company, ("Borrower") secured or to be secured by that certain Deed of Trust and Security Agreement of even date herewith, from Borrower in favor of Northwestern (the "Lien Instrument") on the fee title in the Property described in Exhibit "A" attached hereto (the Lien Instrument and all other agreements, certificates and documents (as they may be amended from time to time) at any time executed by or for the benefit of Borrower in connection with the Loan, other than this Environmental Indemnity Agreement, hereinafter, collectively, the "Loan Documents").

B.           In order to induce Northwestern to make the Loan, Indemnitors have agreed to execute and deliver this Environmental Indemnity Agreement.

C.           Each of the Indemnitors has a substantial direct or indirect interest in the Property, financial or otherwise.

AGREEMENT

NOW, THEREFORE, in consideration of the recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitors hereby agree and covenant for the benefit of Northwestern and the other Indemnified Parties as follows:

1.          The following definitions shall apply to this Environmental Indemnity Agreement:

(a)          "Environmental Activity or Condition" means the presence, use, generation, manufacture, production, storage, release, threatened release, discharge, disposal or transportation of any Hazardous Substance on, onto, in, under, over or from the Property or the violation of any Environmental Law because of the condition of, or activity on, the Property.

1

(b)          "Environmental Law" means all law relating to hazardous waste, chemical substances or mixtures or hazardous, toxic, dangerous or unhealthy substances or conditions or relating to the interaction of the use or ownership of property and the environment, whether such law is: (i) criminal or civil, (ii) federal, state or local, (iii) statutory, common law or administrative regulation, or (iv) currently in effect or enacted in the future.

(c)          "Hazardous Substance" means any substance which (i) is designated or characterized as hazardous, toxic or dangerous or similarly designated or characterized under any Environmental Law, (ii) is regulated under any Environmental Law or by any governmental or quasi-governmental agency, or (iii) could be a hazard to health, safety or property values. Without limiting the foregoing, Hazardous Substances shall include underground storage tanks and the contents thereof, asbestos, urea formaldehyde insulation, polychlorinated biphenyls, dioxins and petroleum products, and fungus, mildew or mold, including, but not limited to allergens, spores, mycotoxins, or by-products produced or released by fungi.

(d)          "Property" means the property described in Exhibit "A" attached hereto, including the soil, surface water, ground water, air and improvements on, beneath or above such property.

2.          Indemnitors hereby agree to indemnify, defend and hold Northwestern and its wholly-owned affiliates and their respective trustees, officers, policyholders, employees and agents (collectively, the "Indemnified Parties") harmless from and against any and all damages, liabilities, losses, costs and expenses, including reasonable attorneys' fees (collectively, "Damages"), suffered or incurred by any of the Indemnified Parties as a result of any Environmental Activity or Condition which would not have been suffered or incurred if Northwestern had not made the Loan (other than any Damages arising out of the gross negligence or willful misconduct of Northwestern, its employees, its agents, or its representatives occurring at any time they are present on the Property except as provided in the last paragraph of this Section 2). The liability of Indemnitors as set forth in the preceding sentence includes, without limitation, the following:

(a)          Any costs of, or liability for, investigation, cleanup, removal, treatment, remediation or monitoring of any Hazardous Substance;

(b)          Any damages resulting from the diminution in value or unmarketability of the Property or any other property;

(c)          Any consequential or punitive damages suffered or incurred by any of the Indemnified Parties;

2

(d)          Any fines, penalties, assessments, judgments or other liabilities resulting from any claim, judgment or finding concerning the violation of any Environmental Law; and

(e)          Any amounts expended by any of the Indemnified Parties in good faith to settle or compromise any claim or allegation of liability covered by this Environmental Indemnity Agreement.

The liability of Indemnitors hereunder shall continue, without reduction or change, upon and subsequent to Northwestern becoming owner of the Property through foreclosure, deed-in-lieu of foreclosure or otherwise, excepting only Damages resulting from actions taken either by Northwestern, by successive owners of the Property acquiring title from or through Northwestern or by those contracting with Northwestern or any such successive owner, subsequent to Northwestern becoming owner of the Property; provided, however, that Indemnitors shall nonetheless be responsible for the actions of any party investigating or cleaning up Hazardous Substances, whether or not contracted for by Northwestern, if Indemnitors are otherwise liable hereunder or otherwise for such investigation or clean up. The liability of Indemnitors hereunder shall not be reduced or otherwise affected by any Environmental Activity or Condition occurring or existing prior to Northwestern becoming owner of the Property even if caused in whole or part by a predecessor in title, tenant, trespasser or other third person, whether on or off of the Property.

3.          The liability of Indemnitors under this Environmental Indemnity Agreement (i) shall not be subject to any limitations on liability set forth in any of the documents evidencing the Loan and (ii) shall be an unsecured obligation of Indemnitors to each of the Indemnified Parties, notwithstanding the terms of the Lien Instrument or any other agreement.

4.          Without limitation, the obligations and liability of any Indemnitor under this Environmental Indemnity Agreement shall in no way be waived, released, discharged, reduced, mitigated or otherwise affected by:

(a)         The repayment of the Loan and/or the satisfaction or release, invalidity, defect or deficiency of the Lien Instrument or any other Loan Document, and notwithstanding any act, omission or thing which might otherwise operate as a legal or equitable discharge of the Borrower, any other Indemnitor or any guarantor of the Loan;

(b)         Any neglect, delay or forbearance of Northwestern in demanding, requiring or enforcing payment of the indemnity due hereunder;

3

(c)         The receivership, bankruptcy, insolvency or dissolution of Borrower or any Indemnitor or any affiliate thereof, notwithstanding the operation of a stay in connection with any such proceeding or the discharge of any obligations of Borrower or any other Indemnitor or affiliate with respect to liability that constitutes Damages covered by this Environmental Indemnity Agreement;

(d)         Any sale or refinancing of, or other transactions related to, the Property by Borrower or Northwestern; or

(e)         Any of the Indemnitors transferring or divesting any or all of his, her or its estate, right, title or interest in or to the Property or any interest in any entity (unless, in connection with such transfer, such party is specifically released).

5.          Without limiting the other provisions hereof, in the event any claim (whether or not a judicial or administrative action is involved) is asserted against any of the Indemnified Parties with respect to any Environmental Activity or Condition, Northwestern shall have the right to select the engineers, other consultants and attorneys for the defense of the Indemnified Parties, to determine the appropriate legal strategy for such defense and to compromise or settle such claim, all in Northwestern's discretion, and Indemnitors shall be liable to Northwestern in accordance with the terms hereof for all Damages suffered or incurred by Northwestern in this regard. Notwithstanding the foregoing, Northwestern shall, upon written request of Indemnitors, grant Indemnitors the right, subject to the following provisions and subject to Northwestern's prior written approval in each instance, to select the engineers, other consultants and attorneys for the defense of the Indemnified Parties, to determine the appropriate legal strategy for such defense and, at the Indemnitors' sole cost and expense, to compromise or settle such claims if and only if all the following conditions are satisfied at all times:

(a)         Northwestern has not acquired legal possession and/or title to the Property, and

(b)         No receiver or trustee has been appointed to manage the Property, and

(c)         There is no default hereunder or under any document evidencing or given in connection with the Loan, and

4

(d)         Indemnitors have provided Northwestern prior to granting the rights described above and whenever subsequently requested with evidence satisfactory to Northwestern that: (x) remediation of all Hazardous Substances was promptly commenced and is being diligently pursued, and (y) following remediation, there will be no violations of Environmental Law with respect to the Property, and (z) Indemnitors have sufficient financial, technical and other capabilities to handle any potential claim and the settlement thereof.

Northwestern's approvals and determinations in the immediately preceding provisions shall not be unreasonably withheld or delayed.

6.          Without limiting the other provisions hereof, if Northwestern acquires legal possession and/or title to the Property and Northwestern becomes aware of any Environmental Activity or Condition for which Indemnitors may have liability in accordance with the other provisions of this Environmental Indemnity Agreement, whether or not a claim is asserted against Northwestern or any of the other Indemnified Parties, Northwestern shall have the right to take such action as Northwestern shall deem reasonably necessary, in Northwestern's discretion, to comply with Environmental Laws, to protect health, safety, the environment or property values and to minimize the probability or extent of liability to Northwestern and the other Indemnified Parties, including, without limitation, investigation, remediation and/or cleanup, and Indemnitors shall be liable to Northwestern in accordance with the terms hereof for all Damages suffered or incurred by Northwestern in this regard.

7.          The liability of Indemnitors shall be joint and several. No action or proceeding brought or instituted under this Environmental Indemnity Agreement and no recovery made as a result thereon shall be a bar or defense to any further action or proceeding under this Environmental Indemnity Agreement.

8.          No Indemnitor may assign its obligations under this Environmental Indemnity Agreement without the prior written consent of Northwestern, which may be withheld in its sole discretion. The covenants, agreements, indemnities, terms and conditions contained in this Environmental Indemnity Agreement shall extend to, and be binding upon, the Indemnitors, their heirs, executors, administrators, successors and permitted assigns, and shall inure to the benefit of, and may be enforced by, Northwestern or any of the other Indemnified Parties and its and their successors and assigns.

9.          Each provision of this Environmental Indemnity Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Environmental Indemnity Agreement shall be prohibited, invalid or ineffective under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Environmental Indemnity Agreement.

5

10.         Indemnitors shall reimburse Northwestern and the other Indemnified Parties for all reasonable attorneys' fees and expenses incurred in connection with the enforcement of the Indemnified Parties' rights under this Environmental Indemnity Agreement, including those incurred in any case, action, proceeding, claim under the Federal Bankruptcy Code or any successor statute. Indemnitors shall, within five business days from the date notice is given to each Indemnitor that any amounts hereunder are due and owing, pay any and all such amounts. Any and all amounts not paid by Indemnitors within such five business day period shall bear interest from the date due until the date paid at the Default Rate (as defined in that certain Promissory Note of even date herewith executed by Borrower in connection with the Loan).

11.         Any notices, demands, requests and consents permitted or required hereunder shall be in writing, may be delivered personally or sent by certified mail with postage prepaid or by reputable courier service with charges prepaid. Any notice or demand sent to any Indemnitor by certified mail or reputable courier service shall be addressed to such Indemnitor at the address set forth opposite such Indemnitor's name below or at such other address in the United States of America as such Indemnitor shall designate in a notice to Northwestern given in the manner described herein. Any notice sent to Northwestern by certified mail or reputable courier service shall be addressed to The Northwestern Mutual Life Insurance Company to the attention of the Real Estate Investment Department at 720 East Wisconsin Avenue, Milwaukee, WI 53202, or at such other addresses as Northwestern shall designate in a notice given in the manner described herein. Any notice given to Northwestern shall refer to the Loan No. set forth above. Any notice or demand hereunder shall be deemed given when received. Any notice or demand which is rejected, the acceptance of delivery of which is refused or which is incapable of being delivered during normal business hours at the address specified herein or such other address designated pursuant hereto shall be deemed received as of the date of attempted delivery.

12.         As additional assurance for the timely performance of the obligations of Indemnitors hereunder, each Indemnitor hereby assigns to Northwestern any rights such Indemnitor may have against any other person or entity (including, without limitation, any present, future or former owners, tenants or other occupants or users of the Property or any portion thereof) relating to the matters covered by this Environmental Indemnity Agreement. Notwithstanding the foregoing, Northwestern shall, at the written request of Indemnitors, grant Indemnitors a license, subject to the following provisions, to pursue and enforce any and all such rights against third parties and to apply any settlements, judgments or other proceeds recovered thereby, toward payment or reimbursement of the obligations of Indemnitors hereunder if and only if all of the following conditions are satisfied at all times:

(a)          Northwestern has not acquired legal possession and/or title to the Property,

(b)          No receiver or trustee has been appointed to manage the Property,

6

(c)          There is no default hereunder or under any document evidencing or given in connection with the Loan,

(d)          Indemnitors have provided Northwestern prior to granting such license and whenever subsequently requested with evidence satisfactory to Northwestern that: (x) remediation of all Hazardous Substances was promptly commenced and is being diligently pursued, and (y) following remediation, there will be no violations of Environmental Law with respect to the Property, and (z) Indemnitors have sufficient financial, technical and other capabilities to handle any potential claim and the settlement thereof, and

(e)          Indemnitors have established an escrow or other arrangement satisfactory to Northwestern to ensure that all settlements, judgments or other proceeds recovered can be used only for remediation of Hazardous Substances on or affecting the Property or payment of any fines or punitive damages payable with respect to Environmental Activities or Conditions, and Indemnitors have granted a first lien on all settlements, judgments or other proceeds which may ever be recovered to Northwestern, together with a legal opinion and other evidence satisfactory to Northwestern that such lien is a valid and perfected first lien. Notwithstanding the foregoing, the provisions of this paragraph 12(e) shall be inapplicable if and so long as, in Northwestern's judgment, all Hazardous Substances have been remediated, there are no violations of Environmental Law with respect to the Property, and any fines or punitive damages payable with respect to Environmental Activities or Conditions have been paid by Indemnitors.

13.         This Environmental Indemnity Agreement is not intended to be, and shall not be construed to be, a guaranty, but rather is intended to constitute the primary obligation of each Indemnitor. Each Indemnitor is primarily liable for the Damages and other obligations hereunder, and is not intended to be a guarantor or surety or otherwise secondarily liable with respect to matters covered hereby, notwithstanding the fact that the Borrower and/or other Indemnitors may also be signatories hereto or that they or other parties (such as guarantors of the Loan) may have liability under the Loan Documents for environmental losses covered hereby. Without limiting or lessening the primary liability of Indemnitors hereunder, Northwestern may, without notice to Indemnitors,

(a)          grant extensions of time or any other indulgences on the Loan and related obligations;

(b)          take, give up, modify, vary, exchange, renew or abstain from perfecting or taking advantage of any security for the Loan and related obligations; and

(c)          accept or make compositions or other arrangements with Borrower under the Loan Documents, realize on any security, and otherwise deal with Borrower and other parties and security as Northwestern may deem expedient; and

7

each Indemnitor hereby waives any right to require Northwestern:

(d)          to proceed against Borrower or any other party or to proceed against or apply any security it may hold for the Loan or otherwise, before proceeding against one or more of the Indemnitors; and

(e)          to require Northwestern to pursue any other remedy for the benefit of Indemnitors.

Indemnitors waive all rights or defenses arising out of any election of remedies by Northwestern, notwithstanding that such election may operate to impair or extinguish any right or remedy of Indemnitors against Borrower or any other security.

By executing this Environmental Indemnity Agreement, each Indemnitor acknowledges that its liability hereunder shall be joint and several and shall survive the dissolution of any or all of the Borrower or the other Indemnitors, and that any of the Indemnified Parties may recover from any or all of the Indemnitors without first proceeding against the Borrower, any other Indemnitor or any guarantor of the obligations of any of them.

14.         In addition, except to the extent that any obligation hereunder has been fully and completely satisfied by any of the Indemnitors, each Indemnitor hereby waives absolutely and irrevocably any right of subrogation whatsoever to the claims of any Indemnified Party against Borrower or any other Indemnitor and any right of indemnity, reimbursement or contribution from or against Borrower or any other Indemnitor with respect to any amounts paid by an Indemnified Party hereunder. Each Indemnitor further agrees that, to the extent that the waiver of its rights of subrogation and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation or contribution such Indemnitor may have shall be junior and subordinate to the rights of the Indemnified Parties against any Indemnitor hereunder.

15.         No consent by any Indemnitor shall be required for any assignment or reassignment of the rights of Northwestern hereunder to one or more purchasers of the Loan or the Property or any portion of either.

8

16.         This Environmental Indemnity Agreement shall be governed by and construed in all respects in accordance with the laws of the State of Texas without regard to any conflict of law principles. With respect to any action, lawsuit or other legal proceeding concerning any dispute arising under or related to this Environmental Indemnity Agreement, Indemnitors hereby irrevocably consent to the jurisdiction of the courts located in the State of Texas and irrevocably waive any defense of improper venue, forum nonconveniens or lack of personal jurisdiction in any such action, lawsuit or other legal proceeding brought in any court located in the State of Texas. Nothing contained herein shall affect the rights of Northwestern to commence any action, lawsuit or other legal proceeding, or otherwise to proceed, against any Indemnitor in any other jurisdiction.

(Remainder of page intentionally left blank;

Signatures contained on following page)

9

IN WITNESS WHEREOF, the undersigned Indemnitors have executed this Environmental Indemnity Agreement as of the day and year first above written.

Mailing Addresses:	Indemnitors

BR CARROLL KELLER CROSSING, LLC,
a Delaware limited liability company

with copy to:	By:	/s/ Jordan Ruddy
c/o Bluerock Real Estate, LLC	Name: Jordan Ruddy
712 Fifth Avenue, 9th Floor	Title: Authorized Signatory
New York, NY 10019
Attn: Jordan Ruddy and
Michael Konig, Esq.

(Signatures of Indemnitors continue on following page)

10

(Signatures of Indemnitors continued from previous page)

CARROLL MULTIFAMILY REAL ESTATE
FUND III, LP, a Delaware limited partnership

c/o Carroll Organization	By:	/s/ M. Patrick Carroll
3340 Peachtree Rd NE	Name: M. Patrick Carroll
Suite 2250	Title: Chief Executive Officer
Atlanta, GA 30326
Attn: M. Patrick Carroll

(Signatures of Indemnitors continue on following page)

11

(Signatures of Indemnitors continued from previous page)

BLUEROCK RESIDENTIAL GROWTH
REIT, INC., a Maryland corporation

	By:	/s/ Michael Konig
c/o Bluerock Real Estate, LLC	Name: Michael Konig
712 Fifth Avenue, 9th Floor	Title: Authorized Signatory
New York, NY 10019
Attn: Jordan Ruddy and
Michael Konig, Esq.

12

EXHIBIT "A"

(Description of Property)

BEING 19.729 acres of land situated in the John Edmonds Survey, Abstract Number 457 and being all of Lot 1, Block 1, The Sovereign Addition, an addition to the City of Fort Worth, recorded in instrument number D213119066 of County Records, Tarrant County, Texas and being all of those tracts of land (TRACT 1 and TRACT 2) described in deed to FW Tarrant Partners, LLC, recorded in instrument number D212119066 of said County Records and being more particularly described by metes and bounds as follows:

TRACT 1

BEING a tract of lands situated in the John Edmonds Survey, Abstract Number 457, City of Fort Worth, Tarrant County, Texas and being all that certain tract (TRACT 1) of land described in deed to Fw Tarrant Partners, LLC recorded in Instrument Number D212074583 of County Records, Tarrant county, Texas and being more particularly described by metes and bounds as follows:

BEGINNING at a railroad spike, found at the southeast corner of said Lot 1, Block 1, being the Southeast corner of said Tract 1 and being the Southwest corner Lot 1, Block A of Aventine at Parkway, an addition to the City of Fort Worth recorded in Cabinet "A", Slide 9634 of said County Records and being in the North right-of-way of North Tarrant Parkway (a 200 foot public right-of-way);

THENCE S 89°36'34" W, 645.08 feet, with said North right-of-way, to a 5/8 inch iron rod with plastic cap, stamped "Peleton", found at the Southwest corner of said Lot 1, Block 1;

THENCE N 00°04'12" W, 1017.37 feet, departing said North right-of-way, to a 5/8 inch iron rod with plastic cap, stamped "Peleton" found in North line of said Lot 1, Block 1 and being in the South line of Lot 8, Block 3, of Vineyards at Heritage, an addition to the City of Fort Worth, recorded in Cabinet "A", Slide 6724 of said County Records;

THENCE N 42°31'20" E, 3.71 feet with said common line, to a 5/8 inch iron rod with plastic cap stamped "Carter & Burgess", found;

THENCE N 56°28'50" E, 599.66 feet, continuing with said common line, to a 5/8 inch iron rod with plastic cap, stamped "Peleton", found;

13

THENCE N 46°57'14" E, 40.36 feet, to a 5/8 inch iron rod with plastic cap stamped "Carter & Burgess", found at the Northerly Northeast corner of said Lot 1, Block 1 and being the Northwest corner of Lot 25x, Block 17 of Valley Brook, an addition to the City of Fort Worth, recorded in Instrument Number D212271248 of said County Records;

THENCE S 60°30'46" E, 121.09 feet, to a 5/8 inch iron rod, with plastic cap stamped "Carter & Burgess", found at the Northwest corner of aforesaid Lot 1, Block A, Aventine at Parkway addition;

THENCE S 00°23'26" E, 1314.83 feet with the west line of said Lot 1, Block A, to the POINT OF BEGINNING and containing 781,651 square feet or 17.944 acres of land more or less.

TRACT 2

COMMENCING at a railroad spike, found at the Southeast corner of said Lot 1, Block 1, being the Southeast corner of said Tract 1 and being the Southwest corner Lot 1, Block a of Aventine at Parkway, an addition to the City of Fort Worth recorded in Cabinet "A", Slide 9634 of said county records and being in the north right-of-way of north Tarrant Parkway (a 200 foot public right-of-way);

THENCE S 89°36'34" W, 645.08 feet, with said North right-of-way, to a 5/8 inch iron rod with plastic cap, stamped "Peleton", found at the Southwest corner of said Lot 1 Block 1;

THENCE N 00°04'12" W, 456.15 feet, departing said North right-of-way, with the west line of said Lot 1, Block 1, Sovereign Addition, to a 5/8 inch iron rod with plastic cap, stamped "Peloton" found at the South corner of aforementioned tract 2 for the POINT OF BEGINNING;

THENCE N 46°55'14" W, 379.84 feet, to a 5/8 inch iron rod with plastic cap, stamped "Peleton", found;

THENCE N 42°31'20" E, 409.47 feet to a 5/8 inch iron rod with plastic cap, stamped "Peleton", found;

THENCE S 00°04'12" E, 561.22 feet to the POINT OF BEGINNING and containing 77,762 square feet or 1.785 acres of land, more or less.

14

TRACT 3: Easement Estate

Together with non-exclusive, perpetual easements for pedestrian and vehicular ingress and egress, landscaping maintenance, and temporary construction granted in the Access Easement and Maintenance Agreement recorded as Instrument No. D212074584, Real Property Records, Tarrant County, Texas, as amended by First Amendment to Access Easement and Maintenance Agreement recorded February 28, 2014 under Tarrant County Clerk's File Number D214039440 Official Public Records of Tarrant County, Texas.

FOR INFORMATIONAL PURPOSES ONLY:

TAX ID NO. 41652207

15